Exhibit 99.1

GrowGeneration Acquires Phoenix-Based Hydroponics Depot

Acquisition marks the retailer's entry into Arizona's booming medical cannabis market

DENVER, Oct. 12, 2020 /PRNewswire/ - GrowGeneration Corp. (NASDAQ: GRWG), ("GrowGen" or the "Company") the nation's largest chain of specialty hydroponic and organic garden centers, today announced its acquisition of Hydroponics Depot, Phoenix's largest indoor and outdoor garden center. With the addition of Hydroponics Depot, GrowGen's portfolio of hydroponic garden centers now includes 29 stores across 11 states.

GrowGen's entry into the Arizona market comes as voters consider Prop 207, which would legalize limited possession, cultivation and use of marijuana for adults ages 21 years or older. If approved, it is estimated that Arizona's cannabis market could grow from over $700 million market in 2020 into a $2 billion market, including both recreational and medical marijuana.

"We're excited to add Hydroponics Depot to our growing portfolio, with year-to-date sales in excess of $5 million and year-over-year growth at 50 percent," said Tony Sullivan, GrowGen's COO. "Importantly, it represents our 11th state and our first retail operation in Arizona, a key market in GrowGen's growth plan. We see tremendous potential from both a medical and recreational standpoint."

Arizona Market and Projections:

•	Arizona is one of the largest medical cannabis markets in the country, with projected 2020 sales of $700 million to $900 million.
•	Retail sales of medical marijuana products in the state rose nearly 20% from January to May, according to the Arizona state estimates.
•	If Prop 207 is approved, Arizona could grow from an estimated $770 million to $2.0 billion with both recreational and medical cannabis.

For more information about GrowGeneration, or to locate its stores, please visit www.growgeneration.com.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 29 stores, which include 5 locations in Colorado, 6 locations in California, 2 locations in Nevada, 1 location in Washington, 4 locations in Michigan, 1 location in Arizona, 1 location in Rhode Island, 4 locations in Oklahoma, 1 location in Oregon, 3 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the US and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the US. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

•	Website: www.GrowGeneration.com
•	E-commerce: https://www.growgen.pro/
•	Instagram: growgen
•	Facebook: GrowGenerationCorp
•	Twitter: @GrowGenOK

SOURCE GrowGeneration